As filed with the U.S. Securities and Exchange Commission on August 13, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BIT ORIGIN LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A	Not Applicable
(State or other jurisdiction	(Translation of Registrant’s Name	(I.R.S. Employer
of incorporation or organization)	into English)	Identification Number)

27F, Samsung Hub

3 Church Street Singapore 049483

T: 347-556-4747

(Address and telephone number of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name, address, and telephone number of agent for service)

Copies to:

William S. Rosenstadt, Esq.

Mengyi “Jason” Ye, Esq.

Yarona L. Yieh, Esq.

Ortoli Rosenstadt LLP

366 Madison Avenue, 3rd Floor

New York, NY 10017

+1-212-588-0022 – telephone

+1-212-826-9307 – facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 13, 2024

Bit Origin Ltd

Up to 52,134,238 Ordinary Shares Underlying Senior Secured Convertible Notes

Up to 3,545,704 Ordinary Shares Underlying Warrants

Issuable upon Conversion of Senior Secured Convertible Notes and Exercise of Outstanding Warrants Sold in Private Placements

This prospectus relates to the resale, from time to time, by the selling shareholder identified in this prospectus (the “Selling Shareholder”), of up to 55,679,942 ordinary shares, par value $0.30 per share, of Bit Origin Ltd (“Bit Origin,” “our company,” the “Company,” “we,” “us,” and “our”), consisting of (i) up to 48,976,343 ordinary shares (the “Conversion Shares”) issuable upon the conversion of (x) the senior secured convertible note (the “Initial Note”) issued on December 29, 2023, after the payment of the Amortization Amount (as defined in the Initial Note) due on each of the initial six Amortization Dates (as defined in the Initial Note) for the Initial Note, and (y) the Additional Notes (as defined in the December 2023 Securities Purchase Agreement (as defined below), together with the Initial Note, the “December 2023 Notes”) issuable under the December 2023 Securities Purchase Agreement after the effective date of this registration statement (subject to satisfaction or waiver of certain conditions as set forth therein), (ii) up to 3,545,704 ordinary shares (the “Warrant Shares”) issuable upon the exercise of the warrants to purchase ordinary shares (the “Warrants”) issued in a private placement (the “December 2023 Private Placement”) to the Selling Shareholder pursuant to that certain securities purchase agreement between the Company and the Selling Shareholder, dated December 7, 2023 (the “December 2023 Securities Purchase Agreement”), as further described below under “Recent Financings - The December 2023 Private Placement” on page 21 of this prospectus; and (iii) up to 3,157,895 ordinary shares (the “Exchange Shares,” together with the Conversion Shares, the “Note Shares”) issuable upon the conversion of the senior secured convertible note (the “Exchange Note,” together with the December 2023 Notes, the “Notes”) issued on May 31, 2024 to the Selling Shareholder pursuant to that certain exchange agreement (the “Exchange Agreement”) between the Company and the Selling Shareholder, dated May 31, 2024, as further described below under “Recent Financings - The May 2024 Private Placement” on page 23 of this prospectus. In this prospectus, the “Shares” refer to the Note Shares and the Warrant Shares, collectively.

This prospectus also covers any additional ordinary shares that may become issuable upon any adjustment pursuant to the terms of the Notes and the Warrants issued to the Selling Shareholder by reason of share splits, share dividends, share combinations, recapitalizations and other events described therein.

The Selling Shareholder, or its respective transferees, pledgees, donees or other successors-in-interest, may sell the Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholder may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholder may sell the Shares hereunder following the effective date of this registration statement. We provide more information about how the Selling Shareholder may sell the Shares in the section titled “Plan of Distribution” on page 30.

We are registering the Shares on behalf of the Selling Shareholder, to be offered and sold by it from time to time. While we will not receive any proceeds from the sale of our ordinary shares by the Selling Shareholder in the offering described in this prospectus, we will receive proceeds upon the cash exercise of each of the Warrants. Upon exercise of the Warrants for the 3,545,704 Warrant Shares by payment of cash, we will receive aggregate gross proceeds of $17,728,520, at the assumed Reset Price of $5.00 per share at the time of exercise. See “Recent Financings - The December 2023 Private Placement” on page 21 of this prospectus for more information. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Shareholder will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares by the Selling Shareholder. See “Use of Proceeds” on page 27 of this prospectus.

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “BTOG”. On August 1, 2024, the last reported sales price of our ordinary shares on the Nasdaq Capital Market was $1.68 per share. During the year immediately prior to the date of this prospectus, the highest and lowest closing prices were US$1.33 and US$9.71 per share, respectively. We have recently experienced price volatility in our ordinary shares. See related risk factors in our most recent annual report on Form 20-F.

We are a “foreign private issuer” under applicable Securities and Exchange Commission rules, and will be subject to reduced public company reporting requirements for this prospectus and future filings See “Prospectus Summary- Implications of Being a Foreign Private Issuer” on page 17 of this prospectus.

Investing in our securities being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the ‘‘Risk Factors’’ section of this prospectus, and risk factors set forth in our most recent annual report on Form 20-F for the year ended June 30, 2023 (the “2023 Annual Report”), along with other reports incorporated by reference herein, and in the applicable prospectus supplement before you make your investment decision.

Neither the Securities and Exchange Commission, the Cayman Islands Monetary Authority, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2024

You should rely only on the information contained in this prospectus and any amendment or prospectus supplement to this prospectus, as well as any information incorporated by reference herein or therein. Neither we, nor the Selling Shareholder, have authorized any other person to provide you with different or additional information. Neither we, nor the Selling Shareholder, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Shareholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement or any documents incorporated by reference herein or therein is accurate only as of the date hereof or thereof or such other date expressly stated herein or therein, and our business, financial condition, results of operations or prospects may have changed since those dates.

The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

Except as otherwise set forth in this prospectus, neither we nor the Selling Shareholder have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Bit Origin,” “our company,” the “Company,” “we,” “us,” and “our” are to Bit Origin Ltd (formerly known as China Xiangtai Food Co., Ltd.), an exempted company incorporated in the Cayman Islands with limited liability;

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan for the purposes of this prospectus only;

●	“RMB” are to the legal currency of China;

●	“SEC” are to the United States Securities and Exchange Commission;

●	“Sonic Auspice” are to Sonic Auspice DC LLC, a Delaware limited liability company and a subsidiary of Bit Origin Ltd;

●	“SonicHash Canada” are to SonicHash Inc., a company organized under the laws of Alberta, Canada, and a subsidiary of Bit Origin Ltd;

●	“SonicHash US” are to SonicHash LLC, a Delaware limited liability company and a subsidiary of Bit Origin Ltd; and

●	“U.S. dollars,” “$,” “US$,” and “dollars” are to the legal currency of the United States.

We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. On May 23, 2023, as approved and authorized by ordinary resolution of the shareholders of the Company passed at a general meeting held on May 18, 2023, the board of directors of the Company approved a one-for-thirty (1-for-30) reverse share split of the Company’s ordinary shares (the “Reverse Share Split”). The par value of the ordinary shares was increased in proportion to the ratio of the Reverse Share Split to $0.30 per share and the number of authorized ordinary shares was reduced in proportion to the ratio of the Reverse Share Split to 10,000,000 ordinary shares. On February 6, 2024, at the Company’s general meeting, the Company’s shareholders approved the increase of the Company’s authorized share capital from US$3,000,000 divided into 10,000,000 shares of US$0.30 each to US$150,000,000 divided into 500,000,000 shares of US$0.30 each (the “Share Capital Increase”). Unless specified otherwise, and except as provided in the financial statements and footnotes thereto, all references in this prospectus to share and per share data have been adjusted, including historical data which has been retroactively adjusted, to give effect to the Reverse Share Split and the Share Capital Increase.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

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SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the factors described under the section titled “Risk Factors” in the documents incorporated by reference herein and under a similar heading in any applicable prospectus supplement. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward- looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

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PROSPECTUS SUMMARY

Corporate History and Structure

The following diagram illustrates our corporate structure as of the date of this prospectus:

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Bit Origin is a holding company incorporated in the Cayman Islands on January 23, 2018 with no material operations of its own. As a holding company with no material operations of its own, Bit Origin primarily conducts its operations through its subsidiaries, SonicHash Canada, SonicHash US and Sonic Auspice.

SonicHash Canada was formed on December 14, 2021 under the laws of Alberta, Canada. It is a wholly-owned subsidiary of Bit Origin. It is not currently engaging in any active business.

SonicHash US was formed on December 17, 2021 under the laws of Delaware. It is a wholly-owned subsidiary of Bit Origin. It was formed to engage in Bitcoin mining in the United States. As of January 31, 2024, the Company ceased all Bitcoin mining activities.

Sonic Auspice was formed on November 30, 2023 under the laws of Delaware. Bit Origin owns 55% of the membership interest in Sonic Auspice. It does not have any material operation as of the date of this prospectus.

In addition, SonicHash Pte. Ltd. (“SonicHash Singapore”) was formed on December 16, 2021 under the laws of Singapore. It was a wholly-owned subsidiary of Bit Origin and had never engaged in any active business. On April 18, 2024, the board of directors of the Company approved to wind down SonicHash Singapore. It did not own any assets or have any employees or business operation at the time of winding down.

Name Change and Symbol Change

Effective February 15, 2022, the Company changed the trading symbol of its ordinary shares from “PLIN” to “BTOG”. Effective April 27, 2022, the Company changed its name from “China Xiangtai Food Co., Ltd.” to “Bit Origin Ltd”.

Reverse Share Split

On May 23, 2023, as approved and authorized by ordinary resolution of the shareholders of the Company passed at a general meeting held on May 18, 2023, the board of directors of the Company approved a one-for-thirty (1-for-30) Reverse Share Split. Upon the opening of the market on May 30, 2023, the Company’s ordinary shares began trading on the Nasdaq Capital Market on a post-Reverse Share Split basis under the current symbol “BTOG”. The new CUSIP number following the Reverse Share Split is G21621118. The Reverse Share Split reduced the number of outstanding shares of the Company from approximately 100.9 million to approximately 3.3 million and affected all outstanding ordinary shares. Every thirty (30) outstanding ordinary shares were combined into and automatically became one post-Reverse Share Split ordinary share. No fractional shares were issued in connection with the Reverse Share Split. Instead, the Company issued one full post-Reverse Share Split ordinary share to any shareholder who would have been entitled to receive a fractional share as a result of the process. The par value of the ordinary shares was increased in proportion to the ratio of the Reverse Share Split to $0.30 per share and the number of authorized ordinary shares was reduced in proportion to the ratio of the Reverse Share Split to 10,000,000 ordinary shares. After the Reverse Share Split, all options, warrants and other convertible securities of the Company outstanding immediately prior to the Reverse Share Split were adjusted by dividing the number of ordinary shares into which the options, warrants and other convertible securities are exercisable or convertible by thirty (30) and multiplying the exercise or conversion price thereof by thirty (30), all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding to the nearest whole share. In connection with the Reverse Share Split, the Company amended and restated its memorandum and articles of association to reflect the adjustment of the number of authorized ordinary shares and the par value.

Share Capital Increase

On February 6, 2024, at the Company’s general meeting, the Company’s shareholders approved the increase of the share capital from US$3,000,000 divided into 10,000,000 shares of US$0.30 each to US$150,000,000 divided into 500,000,000 shares of US$0.30 each.

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Business Overview

Bit Origin is a Cayman Islands exempted company and conducts business primarily through its operating subsidiaries, SonicHash US and Sonic Auspice, in the United States.

As part of our growth strategy, we have been actively seeking opportunities to deploy emerging technologies, including crypto asset mining and blockchain technologies with diversified expansion strategy recently. In particular, we were engaged in Bitcoin mining. Due to the recent development in the cryptocurrency industry (See “Impact of Recent Developments Regarding Crypto Asset Market” below), we have focused on building new cryptocurrency mining facilities in the United States. As of January 31, 2024, the Company ceased all Bitcoin mining activities.

We used specialized computers, known as miners, to generate Bitcoins, a digital asset (also known as a cryptocurrency). The miners use application specific integrated circuit (“ASIC”) chips. These chips enable the miners to apply greater computational power, or “hash rate,” to provide transaction verification services (known as solving a block) which helps support the Bitcoin blockchain. For every block added, the Bitcoin blockchain awards a Bitcoin award equal to a set number of Bitcoins per block. These Bitcoin awards are subject to “halving,” whereby the Bitcoin award per block is reduced by half in order to control the supply of Bitcoins on the market. When Bitcoin was first launched in 2009, miners were awarded 50 Bitcoins if they first solved a new block; this award was halved to 25 Bitcoins per new block in 2012, and halved again in 2016 to 12.5 Bitcoins per new block. Most recently, in April 2024, the then prevailing reward of 6.25 Bitcoins per new block was halved to 3.125 Bitcoins. This reward rate is expected to next halve during March or April in 2028 to 1.5625 Bitcoins per new block and will continue to halve at approximately four-year intervals until all potential 21 million Bitcoins have been mined. Miners with a greater hash rate have a higher chance of solving a block and receiving a Bitcoin award.

Miners

As of the date of this prospectus, the Company ceased all Bitcoin mining activities and owns no Bitcoin miners.

SonicHash US holds the mined Bitcoin in order to enjoy the potential benefits of the appreciation of the Bitcoin price. SonicHash US currently does not store Bitcoin on any trading platform. We do not hold any virtual assets other than Bitcoin. The price of Bitcoins is volatile. It has decreased recently and may continue to decrease if the liquidity of the digital assets markets continues to be negatively impacted by the recent bankruptcy of some well-known crypto asset market participants and negative publicity surrounding digital assets. Our finance department is constantly monitoring the trend of Bitcoin price and will make proposals to our Chief Financial Officer (“CFO”). The CFO will determine whether the Bitcoin trading price is favorable and whether it is necessary for the Company to sell Bitcoins to improve the cashflow. If the CFO approves the trading of Bitcoins, she will instruct the Vice President to transfer the Bitcoins to the Coinbase exchange and execute the trade. We do not have an agreement with the Coinbase exchange. If the Bitcoins cannot be sold at the approved price within one day after the transfer, the CFO will review the recalibrated proposal prepared by the finance department and approve the new price and new number of Bitcoins to be sold if the CFO deems the proposal is reasonable. If we trade Bitcoins for fiat currency, we will withdraw the fiat currency immediately from the Coinbase exchange and deposit it into the Company’s bank account. If the Bitcoins price decreases when we trade the Bitcoins for fiat currency, the amount of fiat currency we receive will decrease as well and our results of operation will be negatively impact. See “Impact of Recent Developments Regarding Crypto Asset Market” below.

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All of our crypto assets are Bitcoins, and we currently keep our Bitcoins in a secured crypto and Bitcoin wallet, imToken. imToken is a hot wallet that supports not only Bitcoins but also ETH and support stablecoins. The management of the Company is responsible to supervise the Bitcoin and the auditor of the Company is responsible to verify the existence for the Bitcoin held in the wallet. We do not have any insurance that covers our miners or Bitcoin in the event of loss or fraud. We have not used a third-party custodian to store our Bitcoins. The Chief Executive Officer (“CEO”) of the Company maintain control of and have access to the private key. We have policy to safeguard our crypto assets. All the transactions involving the Bitcoins, such as withdrawing, transferring, or selling the Bitcoins from our wallet must be set up by the finance manager, authorized and executed by the CEO. We also verbally confirm the wallet address with the receiver and perform a trial transaction with 0.01 Bitcoin before any transaction to verify the wallet address of the receiver.

The cost of mining consists primarily of hosting costs and depreciation expense of our own mining equipment. The hosting costs include installment fees, electricity, internet services and other necessary services to maintain the operation of the mining equipment. The depreciation expenses are the sunk cost to the mining operation, at $17,600/BTC mined. Our breakeven price is around $37,517 per Bitcoin assuming the Company pays $0.08 per kWh to mine, as of the date of this prospectus.

Prior to December 2022, pursuant to the original hosting agreement and service agreement (see “Mining Facilities” below for more detail), based on the average of the hosting price of approximately $0.08/kWh, the breakeven price was $17,599/BTC mined.

Prior to December 2022
BTC reward/Day/TH as at 2023-01-03 12:22:50	0.00000356
Hosting Price ($/kWh)	0.08
Number of Miners	1,700.00
Total Hashrate (TH)	161,500.00
Total Daily Power Consumption (kw)	126,480.00
Total Daily Hosting Cost ($)	10,118.40
Breakeven Price ($)	17,599

In December 2022, the hosting fee was adjusted to equal to the sum of (i) the electricity cost of the mining activities and (ii) 50% of SonicHash US’s profit generated from the Indiana site, i.e., the difference of the market price of the Bitcoins mined from the Indiana site and the electricity cost. The market price of the Bitcoins was the daily Bitcoin closing price available at CoinMarketCap.com as of the day immediately prior to the day that we receive the electricity bill. Based on the adjusted profit sharing model, the hosting fee was approximately $0.065/kWh, and therefore, the breakeven price was $14,299.

From December 2022 to January 2023
BTC reward/Day/TH as at 2023-01-03 12:22:50	0.00000356
Hosting Price ($/kWh)	0.065
Number of Miners	1,700.00
Total Hashrate (TH)	161,500.00
Total Daily Power Consumption(kw)	126,480.00
Total Daily Hosting Cost ($)	8,221.20
Breakeven Price ($)	14,299

In February 2023, we reverted to the original hosting term, pursuant to which the hosting fee was based on the average of the hosting price of approximately $0.08/kWh. The breakeven price was $37,517/BTC mined as of February 2, 2024.

From February 2023 to January 2024
BTC reward/Day/TH as at 2024-1-31 23:42:06	0.00000167
Hosting Price ($/kWh)	0.08
Number of Miners	3,200.00
Total Hashrate (TH)	304,000.00
Total Daily Power Consumption(kw)	238,080.00
Total Daily Hosting Cost ($)	19,046.40
Breakeven Price ($)	37,517

From May 1, 2022 to November 30, 2022, the Bitcoin price range was between $15,787 and $39,698. From December 1, 2022 to January 31, 2023, the Bitcoin price range was between $16,440 and $23,775. From February 1, 2023 to January 31, 2024, the Bitcoin price range was between $20,187 and $46,970. Our revenue recognition was based on the daily BTC reward and daily BTC lowest price available at CoinMarketCap.com.

As of January 31, 2024, the Company ceased all Bitcoin mining activities.

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Mining Facilities

Macon, Georgia

The mining facility in Macon, Georgia was managed by Horizon Mining Ltd. SonicHash US entered into a hosting agreement with Horizon Mining Ltd on May 1, 2022, pursuant to which Horizon Mining Ltd provided electricity, internet, as well as installation service, loading and unloading service, security service, inventory management service, and other maintenance services to maintain the operation of the mining equipment. The hosting agreement was for a term of one year from execution and can be extended at any time upon agreement of both parties. If either party commits a material breach of the hosting agreement and fails to cure within 30 days after such breach, the non-breaching party can terminate the hosting agreement. The service fee was $295,082 per month, which included all of the electricity and internet costs, the cost of maintenance services to maintain the operation of the mining equipment (not including insurance for loss of power or damage to the hosted mining machines). SonicHash US has paid a deposit in the amount of $741,585 pursuant to the hosting agreement and such deposit will be returned to SonicHash US within seven days after all the mining equipment is removed from the facilities. The hosting agreement expired on April 30, 2023. Either party can extend the agreement with prior notice to the other party. In December 2022, due to high energy price and the Georgia site’s weak condition in general, SonicHash US suspended the operation of the miners in the Georgia site and shipped the 1,490 miners that were deployed in the Georgia site to the mining facility in Marion, Indiana and were deployed since January 2023.

The aggregate average, mean and range of Bitcoins mined on a monthly basis by the miners located in Macon Georgia during the periods from May 2022 through November 2022 are as follows:

Bitcoin Production	Macon, Georgia
May 2022	2.33
June 2022	4.84
July 2022	4.54
August 2022	3.74
September 2022	9.63
October 2022	8.26
November 2022	2.33
Average	5.10
Range	2.33 to 9.63

Marion, Indiana

The mining facility in Marion, Indiana was managed by Your Choice Four CA, Inc. On June 6, 2022, SonicHash US entered into a hosting agreement with Your Choice Four CA, Inc., pursuant to which SonicHash US delivered 1,000 Bitcoin mining equipment to the Your Choice Four CA, Inc.’s facilities in the State of Indiana and Your Choice Four CA, Inc. installed the mining equipment and provide electricity, internet and other maintenance services to maintain the operation of the mining equipment. The hosting agreement was for a term of one year and can be renewed with a four months’ advance notice to Your Choice Four CA, Inc. If either party has material breach of the hosting agreement and fails to cure with 30 days after such breach, the non-breaching party can terminate the hosting agreement. In addition, SonicHash US can terminate the hosting agreement if Your Choice Four CA, Inc. fails to furnish the services during any two-month period or for seven consecutive days excluding downtime caused by scheduled maintenance, demand response curtailment and/or force majeure. SonicHash US has paid a deposit in the amount of $404,914 and such deposit will be returned to SonicHash US within 30 days upon termination of the hosting agreement.

On June 10, 2022, Sonic Hash US also entered into a service agreement with Ever Best Bit Limited, which served as an advisor and consultant to help the Company to find the data mining host service which meets Company’s requirements. Ever Best Bit Limited facilitated SonicHash US to enter into the hosting agreement with Your Choice Four CA, Inc. SonicHash US agreed to pay Ever Best Bit Limited a service fee of $0.024/kWh, calculated based on the following formula: Total Services Fee: (Electrical Meter Reading + Electrical Meter Reading * 3% Electrical Power Loss) * Electricity Rate $0.024/kWh. The service agreement shall only terminate when the hosting agreement terminates. The term of the service and the termination date is the same as the agreement with Your Choice Four CA, Inc. The agreement with Ever Best Bit Limited will be renewed if the agreement with Your Choice Four CA, Inc. is renewed.

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On July 6, 2022, SonicHash US entered into another hosting agreement with Your Choice Four CA, Inc., pursuant to which SonicHash US delivered 700 units of Bitcoin mining equipment to Your Choice Four CA, Inc.’s facilities in the State of Indiana and Your Choice Four CA, Inc. installed the mining equipment and provide electricity, internet and other maintenance services to maintain the operation of the mining equipment. The hosting agreement was for a term of one year and can be renewed with a four months’ advance notice to Your Choice Four CA, Inc. If either party has material breach of the hosting agreement and fails to cure within 30 days after such breach, the non-breaching party can terminate the Hosting Agreement. In addition, SonicHash US can terminate the hosting agreement if Your Choice Four CA, Inc. fails to furnish the services during any two-month period or for seven consecutive days excluding downtime caused by scheduled maintenance, demand response curtailment and/or force majeure. Pursuant to the hosting agreement, the host shall maintain a minimum service level of at least 90% uptime during any 30-day period, except in the event of maintenance, miner failure, repair, and force majeure. The host shall also be responsible for, repair or reimburse any cosmetic damage or operation deficiency to the miners due to the host’s intentional acts, willful misconduct, gross negligence or omission. SonicHash US has paid a deposit in the amount of $250,286 and such deposit will be returned to SonicHash US within 30 days upon termination of the hosting agreement.

On July 7, 2022, SonicHash US entered into another service agreement with Ever Best Bit Limited, which served as an advisor and consultant to help the Company to find the data mining host service which meet Company’s requirements. Ever Best Bit Limited facilitated SonicHash US to enter into the hosting agreement with Your Choice Four CA, Inc. SonicHash US agreed to pay Ever Best Bit Limited a service fee of $0.020/kWh, calculated based on the following formula: Total Services Fee: (Electrical Meter Reading + Electrical Meter Reading * 3% Electrical Power Loss) * Electricity Rate $0.020/kWh. The service agreement shall only terminate when the hosting agreement terminates. The term of the service and the termination date is the same as the agreement with Your Choice Four CA, Inc. The agreement with Ever Best Bit Limited will be renewed if the agreement with Your Choice Four CA, Inc. is renewed.

The hosting fee payable to Your Choice Four CA, Inc. was calculated by: (Electrical Meter Reading + Electrical Meter Reading * 3% Electrical Power Loss) * Electricity Rate ($0.060/kW). The service fee payable to Ever Best Bit Limited was calculated by: (Electrical Meter Reading + Electrical Meter Reading * 3% Electrical Power Loss) * Electricity Rate ($0.060/kWh). For example, assuming the miners consumes 10,000 kWh in electricity, the hosting fee payable to Your Choice Four CA, Inc. will be (10000+3%*10000)*$0.06=$618.00 and the service fee payable to Ever Best Bit Limited will be (10000+3%*10000)*$0.024=$247.20. The total fee for the 10,000 kWh electricity consumption will be $618.00+$247.20=$865.20.

In December 2022, we reached an agreement with Your Choice Four CA, Inc., the host of the mining facility in Marion, Indiana, that the hosting fee was adjusted to equal to the sum of (i) the electricity cost of the mining activities and (ii) 50% of SonicHash US’s profit generated from the Indiana site, i.e., the difference of the market price of the Bitcoins mined from the Indiana site and the electricity cost. The market price of the Bitcoins was the daily Bitcoin closing price available at CoinMarketCap.com as of the day immediately prior to the day that we receive the electricity bill.

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The aggregate average, mean and range of monthly fees paid to Your Choice Four CA, Inc. and Ever Best Bit Limited for the installation of, hosting of and services for the miners located in Indiana during the periods from July 2022 through September 2023 are as follows:

	Your Choice Four CA, Inc.	Ever Best Bit Limited
	Fees Paid in US$	Fees Paid in US$
July 2022	$31,290.60	$12,516.24
August 2022	$152,058.45	$60,823.38
September 2022	$225,411.77	$90,164.71
October 2022	$210,924.82	$84,369.93
November 2022	$150,215.87	$60,086.35
December 2022	$123,542.52	$49,417.01
January 2023	$401,223.31	$133,741.10
February 2023	$366,943.89	$122,314.63
March 2023	$448,236.36	$149,412.12
April 2023	$504,977.69	$168,325.90
May 2023	$492,175.70	$164,058.57
June 2023	$500,936.08	$166,978.69
July 2023	$453,851.03	$151,283.68
August 2023	$398,464.50	$132,821.50
September 2023	$195,362.77	$65,120.92
Average	$310,374.36	$107,428.98
Range	$ 31,290.60 to 504,977.69	$ 12,516.24 to 168,325.90

The aggregate average, mean and range of Bitcoins mined on a monthly basis by the miners located in Marion, Indiana during the periods from July 2022 through September 2023 are as follows:

Bitcoin Production	Marion, Indiana
July 2022	3.75
August 2022	18.21
September 2022	16.83
October 2022	16.04
November 2022	6.26
December 2022	12.77
January 2023	30.04
February 2023	26.36
March 2023	30.04
April 2023	26.98
May 2023	29.94
June 2023	26.66
July 2023	22.67
August 2023	23.47
September 2023	15.93
Average	20.40
Range	3.75 to 30.04

As of September 30, 2023, the Company ceased its operation in the Indiana facility.

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Cheyenne, Wyoming

On June 10, 2022, the Company entered into a subscription agreement with a limited partnership, MineOne Cloud Computing Investment I L.P. (the “Partnership”), pursuant to which the Company invested $3,000,000 in fiat currency in the Partnership as a limited partner and hold a partnership interest and a sharing percentage of 8.8235% in the Partnership. The Company will receive dividends or other returns in fiat currency.

The Partnership is a limited partnership registered under the laws of the British Virgin Islands on May 12, 2022. The general partner, MineOne Partners Limited, a British Virgin Islands business company with limited liability, will seek to obtain opportunities for the Partnership to only make debt or equity investments in the portfolio company (as defined in the limited partnership agreement) in accordance with the primary purpose of the Partnership, which is to seek long-term capital appreciation by acquiring, holding, financing, refinancing and disposing of securities in the portfolio company. The general partner shall have the exclusive authority to cause the Partnership to make investments in the portfolio company. The Partnership commenced on May 12, 2022 and shall continue, unless the Partnership is sooner de-registered, until the Partnership’s entire interest in the portfolio company has been disposed of and any ongoing arrangements related thereto (including any escrow arrangement) have been terminated and all proceeds thereof have been distributed. The general partner can by a determination in good faith, terminate or wind up the Partnership if it has determined that there is a substantial likelihood that due to a change in the text, application or interpretation of the provisions of the applicable securities laws, or any other applicable statute, regulation, case law, administrative ruling or other similar authority, the Partnership cannot operate effectively in the manner contemplated herein. The Partnership will also terminated upon the commencement of liquidation, bankruptcy or dissolution proceedings or the withdrawal, or making of a winding up or dissolution order of the General Partner, or the occurrence of any other event that causes the General Partner to cease to be a general partner of the Partnership under the Partnership Act, by the entry of a decree of judicial dissolution, or at such time as there are no limited partners.

As a limited partner, the Company shall not take part in the management of the Partnership or in the management or control of the Partnership’s investment or other activities, transact any business in the Partnership’s name, deal with any person on behalf of the Partnership who or that is not a partner or have the power to sign documents for or otherwise bind the Partnership. Any election, vote, waiver or consent of the limited partners shall be calculated as a percentage of the respective capital commitments of the limited partners entitled to make such election, vote, waiver or consent. The liability of the Company for the debts and obligations of the Partnership is limited to its capital commitment in the amount of $3,000,000. Cash received by the Partnership from the sale or other disposition of, or dividends, interests or other income from or in respect of, a portfolio investment, or otherwise received by the Partnership from any source (other than capital contributions and other payments made by the Partners pursuant to the Partnership Agreement and temporary investment income), in excess of the amount necessary or appropriate for the payment of the Partnership’s expenses, liabilities and other obligations, shall be distributed upon dissolution of the Partnership, apportioned among the partners in proportion to the sharing percentages as of the time of distribution.

The general partner and associated indemnified persons generally will not be liable to the Partnership or the limited partners for any act or omission relating to the Partnership, other than acts or omissions constituting certain disabling conduct, including such person’s conviction of a felony or a willful violation of law by such person in each case having a material adverse effect on the Partnership; actual fraud, willful malfeasance or gross negligence by or of such person; or reckless disregard of duties by such person in the conduct of such person’s office. If the Partnership’s assets are insufficient to meet such liabilities, the Partnership may recall distributions to meet all or any portion of the indemnification or repayment obligations of the Partnership.

Dr. Jiaming Li, the former President of our company, was a director at MineOne Partners Limited and resigned from MineOne Partners Limited before joining our company. We do not believe that the limited partnership was a related party transaction. The terms of the partnership were negotiated at arm’s length.

Based on the amended and restated limited partnership agreement of the Partnership, the primary purpose of the Partnership is to seek long-term capital appreciation by acquiring, holding, financing, refinancing and disposing of securities in the portfolio company. The Partnership is constructing a mining site with capacity up to 75 megawatts (“MW”) in Cheyenne, Wyoming. The Partnership expected to provide miner hosting services and earn hosting fees. The Partnership planned to host 23,000 miners of S19j pro or equivalent type. The construction was completed and the mining site started the hosting operations with a capacity of 45 MW in late March 2023. The Company entered a hosting agreement with MineOne Wyoming Data Center LLC, a company majority owned by the Partnership, to host the 3,200 miners in Cheyenne, Wyoming, which was terminated on January 31, 2024. As of the date of this prospectus, the Company offloaded the miners due to increasing mining difficulties and owns no miners.

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Mining Pool

SonicHash US entered into a cryptocurrency mining pool with F2pool. The verbal agreement can be terminated at any time by either party. F2pool provided computing power to the mining pool for SonicHash US’s 3,200 operating miners in Cheyenne. SonicHash US provided computing power and in exchange for successfully adding a block to the blockchain, SonicHash US shall receive a fractional share of the fixed cryptocurrency award the mining pool operator receives (less cryptocurrency transaction fees to the mining pool operator which are recorded net with revenues) in Bitcoins. SonicHash US’s fractional share is based on the proportion of computing power SonicHash US contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm. F2pool is a high-performance mining pool that supports Proof of Work (PoW) assets such as Bitcoin (BTC) and Bitcoin Cash (BCH), with more coins in the pipeline. F2pool provides users with a low mining fee of 2.5%, along with optimized algorithms for higher mining efficiency.

Recent Developments

On June 7, 2024, the Company entered into a sales representative agreement (the “Sales Representative Agreement”) with NGH Computer Pte. Ltd. (“NGH”), which was subsequently assigned to AEAI Pte. Ltd. (“AEAI”), pursuant to which AEAI agreed to engage the Company as its non-exclusive representative to market and solicit orders for Aethir Edgar miners, hardware devices for contributing rendering services to Aethir Cloud Depin network (the “Devices”). The Company shall determine in its sole discretion the sale price at which the Company markets and sells the Devices. AEAI agreed to pay a commission to the Company in the form of a credit towards the Company’s next purchase order. The Company has also agreed to make an advance payment in the amount of $1 million within 15 days from the execution of the Sales Representative Agreement. The advance payment will be used as credit in the purchase orders for purchasing the Devices from AEAI. The term of the Agreement is 12 months and shall be automatically renewed for another 12 months unless either party gives the other party written notice not to renew the Agreement. The Sales Representative Agreement can be terminated by either party by giving the other party a 15 days’ advance written notice.

As a result, the Company became a sales representative for Aethir, the premier enterprise-focused distributed graphics processing units cloud provider. On June 12 2024, Aethir completed the token generation event for its $ATH token, with a fully diluted valuation of $2.6 billion as of June 24, 2024, according to coinmarketcap.com. The Company aims to expand Aethir’s market reach and has plans to acquire and deploy Aethir devices in Singapore and/or Malaysia. As of the date of this prospectus, no revenue has been generated from the Sales Representative Agreement.

Previous Disposition and Discontinued Operations

Prior to April 2021, our then subsidiaries and variable interest entities engaged in the pork processing business and had operations across key sections of the industry value chain, including slaughtering, packing, distribution, wholesale, and retail of a variety of fresh pork meat and parts. Prior to February 2020, one of our then subsidiaries operated a grocery store in Chongqing, China that sold our pork and meat products and other consumer goods. In February 2020, the grocery store operation was discontinued. In April 2021, the pork processing business was discontinued.

On April 27, 2022, we sold 100% equity interest in WVM Inc. and China Silanchi Holding Limited, including the subsidiaries and consolidated variable entities of WVM Inc. and China Silanchi Holding Limited (See “-Corporate History and Structure”), to an unrelated third party for a total of $1,000,000 pursuant to a securities purchase agreement dated March 31, 2022. Such disposition includes the sale of the grocery store and meat processing business.

Grocery Store

In July 2018, we acquired CQ Pengmei and opened two grocery stores in Chongqing in November 2017 that offered a variety of consumer goods. One of the grocery stores was closed in August 2018 due to the landlord’s failure to meet the fire safety requirements. We filed a lawsuit against the landlord for breach of the store operating lease. The lawsuit is still ongoing. In February 2020, due to the increase in inventory purchase cost and the quarantine restrictions as a result of the COVID-19 pandemic in China, we closed the other grocery store.

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Meat Processing

We used to engage in the slaughtering, packing, distribution, wholesale, and retail of a variety of fresh pork meat and parts through CQ Penglin and GA Yongpeng. We used to sell fresh pork to distributors, who then sold to pork vendors in farmers’ markets. Due to the African Swine fever affecting China in October 2018, the supply of hogs decreased. Also, starting from March 2019, the Chongqing government started requiring all local slaughtering houses to only purchase hogs from hog farms in Chongqing, which further limited the supply of hogs. The decrease in supply increased the price of hogs and increased our cost of per unit slaughtering and processing. Starting in January 2020, due to the COVID-19 pandemic and quarantine measures, our sales volume in farmers markets decreased. We were operating at losses during the fiscal year ended June 30, 2021. In addition, in March 2021, we ceased operation of the slaughtering and food processing facilities as a result of a legal dispute between CQ Penglin and Chongqing Puluosi Small Mortgage Co., Ltd. The food processing facility was sealed by the court and is subject to a lien. The court ordered the sale of this facility to enforce the court verdict against CQ Penglin. The slaughtering facility is subject to the same lien pursuant to the same court order, and pursuant to which order the facility cannot be sold, transferred or otherwise disposed without approval of the court. As a result, in April 2021, we discontinued the meat processing business.

Industry Overview

Blockchain

A blockchain is a digital, decentralized, public ledger that exists across a network. Unlike a centralized database, a blockchain ledger typically maintains copies of itself across many computers (“nodes”) in the network so that the record cannot be altered retroactively without the alteration of all subsequent blocks and the collusion of the network.

The network organizes transactions by putting them into groups called blocks. Each block contains a defined set of transactions and a link to the previous block in the chain. Adding a new entry or block requires a method of consensus between nodes the block to post to the ledger and become permanent.

Cryptocurrency

Currently, the most common application of blockchain technology is cryptocurrency. Cryptocurrency is an encrypted decentralized digital currency transferred between peers and confirmed on the blockchain via a process known as mining. Cryptocurrencies are not backed by a central bank or a national, supra-national or quasi-national organization and are typically used as a medium of exchange.

Cryptocurrencies can be used to purchase goods and services, either online or at physical locations, although data is not readily available about the retail and commercial market penetration of cryptocurrencies. To date, the rate of adoption and use of cryptocurrencies for paying merchants has trailed the broad expansion of retail and commercial acceptance of cryptocurrency. Other markets, such as credit card companies and certain financial institutions are not accepting such digital assets. It is likely that there will be a strong correlation between the continued expansion of the Cryptocurrency Network and its retail and commercial market penetration.

Bitcoin

Bitcoin is the most common cryptocurrency currently in use. Bitcoin was invented in 2008 and launched in 2009 by an anonymous person under the pseudonym Satoshi Nakamoto. As described in the original white paper, Bitcoin is a decentralized currency that allows online payments to be sent from one party to another without the use of financial institutions. Upon verification by devices, authenticated transactions are forever added to a public ledger for all to view in the Bitcoin network. The goal of Bitcoin was to eliminate the use of third parties to authenticate transactions, and thereby minimizing transaction costs, reducing practical transaction size, and enabling the ability to make non-reversible payments for non-reversible services.

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Bitcoin Mining

“Mining” describes the process whereby a blockchain consensus is formed. The Bitcoin consensus, for example, entails solving complex mathematical problems using custom-designed computers.

When Bitcoins are sent, the transaction(s) are broadcasted to all nodes in the Bitcoin network. Each node bundles a collection of transactions into an encrypted block and attempts to solve the code to the encrypted block, to verify that all transactions within the block are valid. Once the code is deciphered, that code is sent to all other miners who can easily verify that the hash is indeed correct. When enough nodes agree that the hash is correct, this block is added to the existing chain and miners move on to work on the next block. This mechanism where “miners” solve cryptographic puzzles and prove that they have done so by writing the solution to the blockchain is known as “proof-of-work.” The verification is necessary because, unlike physical cash that can only be held by one party at any point in time, cryptocurrency can be copied and sent to multiple recipients if there are no safeguards.

Mining Incentives

As an incentive to expend time, power and other resources to mine Bitcoin, miners are rewarded in Bitcoin and transaction fees. Each computation is a hash, and the speed at which these problems can be solved at is measured in hash rate.

However, the number of Bitcoin rewarded is reduced by 50% for every 210,000 blocks mined. Given that a block is added to the ledger about every 10 minutes, the “halving” takes place approximately once every 4 years until all 21 million Bitcoins have been “unearthed”. Currently, each block mined rewards 3.125 Bitcoins and the next halving is expected to occur in March or April in 2028, at which point each block mined would only reward 1.5625 Bitcoins.

In addition to mining rewards, miners can also earn money through transaction fees. When a user decides to send Bitcoin, the transaction is first broadcasted to a memory pool before being added to a block. Because each block can only contain up to 1 megabyte of information, miners can pick and choose from the memory pool which transactions to bundle into the next block.

During periods of heavy network usage, there can oftentimes be more transactions awaiting confirmation than there is space in a block. In such situations, users compete for miners’ computation power by adding fees (“tips”) onto their transactions in the hope that miners would prioritize their transactions. Larger “tips” are required to incentivize miners to mine larger transactions.

Impact of Recent Developments Regarding Crypto Asset Market

In 2022 and the beginning of 2023, some of the well-known crypto asset market participants, including Celsius Network, Voyager Digital Ltd., Three Arrows Capital and Genesis Global Holdco, LLC declared bankruptcy. In November 2022, FTX, the third largest digital asset exchange by volume at the time, halted customer withdrawals and shortly thereafter, FTX and its subsidiaries filed for bankruptcy, resulting in a loss of confidence in participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. Furthermore, it also revealed potential systemic risks and industry contagion as a significant number of other major market participants were affected by FTX’s bankruptcy – namely, among others, BlockFi Inc., as one of the largest digital assets lending companies.

In response to these events, the digital asset markets, including the market for Bitcoin specifically, have experienced extreme price volatility and several other entities in the digital asset industry have been, and may continue to be, negatively affected, further undermining confidence in the digital assets markets and in Bitcoin. These events have also negatively impacted the liquidity of the digital assets markets as certain entities affiliated with FTX engaged in significant trading activity. If the liquidity of the digital assets markets continues to be negatively impacted by these events, digital asset prices (including the price of Bitcoin) may continue to experience significant volatility and confidence in the digital asset markets may be further undermined. These events are continuing to develop and it is not possible to predict at this time all of the risks that they may pose to us, our service providers or on the digital asset industry as a whole. A perceived lack of stability in the digital asset exchange market and the closure or temporary shutdown of digital asset exchanges due to business failure, hackers or malware, government-mandated regulation, or fraud, may reduce confidence in digital asset networks and result in greater volatility in cryptocurrency values.

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We had no direct and material exposure to FTX or any of the above-mentioned cryptocurrency companies. We will not have material assets that may not be recovered or may otherwise be lost or misappropriated due to the bankruptcies. However, the failure or insolvency of large exchanges and key institutions in the cryptocurrency asset industry like FTX may cause the price of Bitcoin to fall and decrease confidence in the ecosystem, which could adversely affect an investment in us. Such volatility and decrease in Bitcoin price have had a material and adverse effect on our results of operations and financial condition and we expect our results of operations to continue to be affected by the Bitcoin price as all our revenue has been from Bitcoin mining production. In particular, our production in November 2022 was negatively affected by the strong volatility of the Bitcoin price. As a result, we scaled down our operations to cut down costs. In December 2022, due to high energy price and the Georgia site’s weak condition in general, SonicHash US suspended the operation of the miners in the Georgia site and shipped 1,490 miners that were deployed in the Georgia site to the mining facility in Marion, Indiana and were deployed since January 2023. In addition, in December 2022, we reached an agreement with Your Choice Four CA, Inc., the host of the mining facility in Marion, Indiana, that the hosting fee was adjusted to equal to the sum of (i) the electricity cost of the mining activities and (ii) 50% of SonicHash US’s profit generated from the Indiana site, i.e., the difference of the market price of the Bitcoins mined from the Indiana site and the electricity cost. The market price of the Bitcoins was the daily Bitcoin closing price available at CoinMarketCap.com as of the day immediately prior to the day that we receive the electricity bill. The new fee structure has decreased our cost significantly in December 2022. We continued adjusting our short-term strategy to optimize our operating efficiency in the current dynamic market conditions. As of January 31, 2024, we ceased all Bitcoin mining activities. We cannot assure that the Bitcoin price will remain high enough to sustain our operation or that the Bitcoin price will not decline significantly in the future. Fluctuations in the Bitcoin price have had and are expected to continue to have an immediate impact on the trading price of our ordinary shares even before our financial performance is affected, if at all. To the extent investors view our ordinary shares as linked to the value of our bitcoin holdings, these potential consequences of a Bitcoin trading venue’s failure could have a material adverse effect on the market value of our ordinary shares.

In addition, novel or unique assets such as Bitcoin and other digital assets may be classified as securities if they meet the definition of investment contracts under U.S. law. In recent years, the offer and sale of digital assets other than Bitcoin, most notably Kik Interactive Inc.’s Kin tokens and Telegram Group Inc.’s TON tokens, have been deemed to be investment contracts by the SEC. While we believe that Bitcoin is unlikely to be considered an investment contract, and thus a security under the investment contract definition, we cannot provide any assurances that digital assets that we mine or otherwise acquire or hold for our own account, including Bitcoin, will never be classified as securities under U.S. law. This would obligate us to comply with registration and other requirements by the SEC and, therefore, cause us to incur significant, non-recurring expenses, thereby materially and adversely impacting an investment in the Company.

Moreover, current IRS guidance indicates that for U.S. federal income tax purposes digital assets such as Bitcoins should be treated and taxed as property, and that transactions involving the payment of Bitcoins for goods and services should be treated in effect as barter transactions. The IRS has also released guidance to the effect that, under certain circumstances, hard forks of digital currencies are taxable events giving rise to taxable income and guidance with respect to the determination of the tax basis of digital currency. However, current IRS guidance does not address other significant aspects of the U.S. federal income tax treatment of digital assets and related transactions. There continues to be uncertainty with respect to the timing and amount of income inclusions for various crypto asset transactions, including, but not limited to, staking rewards and other crypto asset incentives and rewards products. While current IRS guidance creates a potential tax reporting requirement for any circumstance where the ownership of a Bitcoin passes from one person to another, it preserves the right to apply capital gains treatment to those transactions, which is generally favorable for investors in Bitcoin.

There can be no assurance that the IRS will not alter its existing position with respect to digital assets in the future or that other state, local and non-U.S. taxing authorities or courts will follow the approach of the IRS with respect to the treatment of digital assets such as Bitcoins for income tax and sales tax purposes. Any such alteration of existing guidance or issuance of new or different guidance may have negative consequences including the imposition of a greater tax burden on investors in Bitcoin or imposing a greater cost on the acquisition and disposition of Bitcoin, generally; in either case potentially having a negative effect on the trading price of Bitcoin or otherwise negatively impacting our business. In addition, future technological and operational developments that may arise with respect to digital currencies may increase the uncertainty with respect to the treatment of digital currencies for U.S. federal income and applicable state, local and non-U.S. tax purposes.

Furthermore, on March 9, 2022, President Biden signed an executive order on cryptocurrencies. While the executive order did not mandate any specific regulations, it instructs various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. Central Bank digital currency.

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In addition, the Commodity Exchange Act, as amended (the “CEA”), does not currently impose any direct obligations on us related to the mining or exchange of Bitcoins. Generally, the Commodity Futures Trading Commission (“CFTC”), the federal agency that administers the CEA, regards Bitcoin and other cryptocurrencies as commodities. This position has been supported by decisions of federal courts.

However, the CEA imposes requirements relative to certain transactions involving Bitcoin and other digital assets that constitute a contract of sale of a commodity for future delivery (or an option on such a contract), a swap, or a transaction involving margin, financing or leverage that does not result in actual delivery of the commodity within 28 days to persons not defined as “eligible contract participants” or “eligible commercial entities” under the CEA (e.g., retail persons). Changes in the CEA or the regulations promulgated by the CFTC thereunder, as well as interpretations thereof and official promulgations by the CFTC, may impact the classification of Bitcoins and, therefore, may subject them to additional regulatory oversight by the agency. Although to date the CFTC has not enacted regulations governing non-derivative or non-financed, margined or leveraged transactions in Bitcoin, it has authority to commence enforcement actions against persons who violate certain prohibitions under the CEA related to transactions in any contract of sale of any commodity, including Bitcoin, in interstate commerce (e.g., manipulation and engaging in certain deceptive practices).

Furthermore, on September 16, 2022, the U.S. Department of the Treasury (Treasury), the Department of Justice (the DOJ), and other U.S. government agencies released eight reports (the “Reports”), including Action Plan to Address Illicit Financial Risks of Digital Assets issued by Treasury, Crypto-Assets: Implications for Consumers, Investors and Businesses issued by Treasury, The Future of Money and Payments issued by Treasury, Climate and Energy Implications of Crypto-Assets in the United States issued by the White House, Policy Objectives for a U.S. Central Bank Digital Currency System issued by the White House, Technical Evaluation for a U.S. Central Bank Digital Currency System issued by the White House, The Role of Law Enforcement in Directing, Investigating, and Prosecuting Criminal Activity Related to Digital Assets issued by the DOJ, and Responsible Advancement of US Competitiveness in Digital Assets issued by the U.S. Department of Commerce. The Reports were issued in response to White House Executive Order 14067 on Ensuring Responsible Development of Digital Assets, which calls for a whole-of-government alignment of the federal government’s approach to digital assets.

In December 2022, Senator Edward J. Markey, Chair of the Senate Environment and Public Works Subcommittee on Clean Air, Climate, and Nuclear Safety, and Representative Jared Huffman Senate introduced the Crypto-Asset Environmental Transparency Act. The legislation would require the Environmental Protection Agency (EPA) to conduct a comprehensive impact study of U.S. cryptomining activity and require the reporting of greenhouse gas emissions from cryptomining operations that consume more than 5 megawatts of power. If the bill is passed by both the Senate and the House and signed into law, mining facilities may be required to report greenhouse gas emissions and to obtain permits and the price to rent mining facilities may increase. If the price increase significantly and if we are not able to find alternative facilities with reasonable price acceptable to us, our operation will be disrupted and our results of operation will be negatively impact.

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Legal Proceedings

Except as discussed in this section, there are no actions, suits, proceedings, inquiries or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company that are outside the ordinary course of business or in which an adverse decision could have a material adverse effect.

However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise.

In March 2023, Bit Origin and SonicHash US, along with other named entities, were named as defendants in a state court civil lawsuit filed in Cheyenne, Wyoming by BCB Cheyenne LLC (“BCB”) who had contractual relationship with two of the named defendants, MineOne Wyoming Data Center LLC, the other with Terra Crypto, Inc. Defendant alleges these parties breached their respective contracts. For its part, Bit Origin and SonicHash US, who had no relationship with BCB, were nevertheless alleged to have intentionally interfered with BCB’s contractual relationships with these other parties. Both Bit Origin and SonicHash US were also named as what is known as an “alter ego” defendant pursuant to which a party may be found liable if its later discovered it was acting, in essence, as the alter ego of the primary wrongdoer. Prior to the Company discovering it had been named in this Wyoming lawsuit, the case had been dismissed but simultaneously recommenced in the U.S. District Court in Wyoming against the same parties, with substantively the same causes of action. Bit Origin and SonicHash US were made aware of and appeared in this new federal court litigation denying all material allegations alleged against each of them.

In September 2023, BCB filed an amended complaint to add parties and substitute parties in place of others but leaving Bit Origin and Sonichash US as named defendants accused of intentionally interfering with BCB’s contractual relations. Once again, both companies were also alleged to be alter egos of the primary wrongdoers. In its lawsuit, BCB seeks “no less than $38 million” in compensatory damages. The Company denies any liability to BCB arising out of this lawsuit and is defending this matter vigorously.

The parties mediated this dispute from August 6 to August 8, 2024 but did not agree on a settlement. The trial of this case is scheduled to begin on January 27, 2025.

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Corporate Information

Our principal executive offices are located at 27F, Samsung Hub, 3 Church Street Singapore 049483. The telephone number of our principal executive offices is 347-556-4747. Our registered office in the Cayman Islands is provided by McGrath Tonner Corporate Services Limited and located at 5th Floor, Genesis Close, George Town, PO Box 446, Grand Cayman, KYl-1106, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our corporate website is http://bitorigin.io/. The information contained in our website is not a part of this prospectus.

The SEC maintains an internet site at http://www.sec.gov that contains reports, information statements, and other information regarding issuers that file electronically with the SEC.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

•	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

17

ABOUT THIS OFFERING

Securities offered by the Selling Shareholder:	55,679,942 shares of ordinary shares, which includes (i) up to 11,904,258 ordinary shares, par value $0.30 per share issuable upon the conversion of the Initial Note(1), after the payment of the Amortization Amount (as defined in the Initial Note) due on each of the initial six Amortization Dates (as defined in the Initial Note) for the Initial Note, (ii) up to 37,072,085 ordinary shares issuable upon the conversion of the Additional Notes(2), (iii) up to 3,545,704 ordinary shares issuable upon the exercise of the Warrants, and (iv) up to 3,157,895 ordinary shares issuable upon the conversion of the Exchange Note.

Shares Outstanding Before the Offering:	8,065,325

Shares Outstanding After the Offering:	63,745,267

Use of Proceeds:	We will not receive any proceeds from the sale of the Shares by the Selling Shareholder. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the Selling Shareholder. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised. We cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes. See “Use of Proceeds” on page 27.

Risk Factors:	An investment in the ordinary shares offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 20, risk factors set forth in our 2023 Annual Report which are incorporated by reference into this prospectus, and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol:	Our ordinary shares are currently listed on the Nasdaq Capital Market under the trading symbol “BTOG”.

18

The number of ordinary shares that will be outstanding after this offering is calculated based on 8,065,325 ordinary shares outstanding as of August 13, 2024, and excludes:

•	up to 572,514 ordinary shares underlying warrants expiring November 24, 2026;

•	up to 28,656 ordinary shares underlying warrants expiring November 24, 2026;

•	up to 604,147 ordinary shares underlying warrants expiring February 2, 2027;

•	up to 30,207 ordinary shares underlying warrants expiring February 2, 2027;

•	up to 16,340 ordinary shares underlying warrants expiring June 6, 2027; and

•	up to 2,451 ordinary shares underlying warrants expiring June 28, 2027.

(1) The Initial Note in the amount of $6,740,000 was issued on December 29, 2023. The Company paid the Amortization Amount (as defined in the Initial Note) due on each of the initial six (6) Amortization Dates (as defined in the Initial Note) in an aggregate amount of $960,000 to the Selling Shareholder on May 31, 2024.

(2) The Additional Notes may be issued at such additional closings under the December 2023 Securities Purchase Agreement at the Selling Shareholder’s election, on or prior to the second anniversary of the earlier of (x) the first date on which this registration statement has been declared effective, or (y) the first date on which the securities registrable pursuant to the Registration Rights Agreement (as defined below) entered into on December 29, 2023 are eligible to be resold by the Selling Shareholder pursuant to Rule 144.

19

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in any applicable prospectus supplement and under similar headings in our 2023 Annual Report as updated by our subsequent filings, some of which are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus forms a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. For more information, see “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.”

Risks Related to the Shares and this Offering.

The issuance of the Shares will be dilutive to existing shareholders.

Future issuances of the Shares will result in dilution to our existing shareholders. The conversion price for the Initial Note will initially be equal to $15.00 per share and is subject to customary anti-dilution provisions. The Warrants are exercisable for ten years to initially purchase 1,070,719 ordinary shares at an exercise price of $15.00, subject to adjustment of exercise price and number of warrant shares under certain circumstances described in the Warrants and will expire on the ten-year and six month anniversary of the date of issuance. See “Recent Financings - The December 2023 Private Placement.” The conversion price for the Exchange Note is the greater of (x) $0.76 and (y) 95% of (A) the lowest VWAP of the ordinary shares on any trading day during the five (5) trading day period immediately prior to the applicable conversion date and is also subject to customary anti-dilution provisions. See “Recent Financings - The May 2024 Private Placement.” Because the Notes and the Warrants likely will be converted or exercised only at times when it is economically beneficial for the holder to do so, for purpose of calculating potential dilution to the investors who purchase ordinary shares in the offering, we assume that the market price at the time of conversion or exercise is $5.00 per share and that the Selling Shareholder offers and sells the Shares at $5.00 per ordinary share. You may experience dilution of up to $4.08 per share, representing the difference between our as adjusted net tangible book value per share before and after the offering, assuming issuance of the maximum number of ordinary shares issuable under the Notes and the Warrants. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon the completion of this offering. Such issuances and sales, or the perception that such issuances and sales may occur, could decrease the trading price of the ordinary shares and could impair the Company’s ability to raise capital through future sales of ordinary shares.

Our indebtedness could adversely affect our ability to raise additional capital to fund operations.

We currently have two outstanding secured convertible debentures in an aggregate original principal amount of $8,740,000 (excluding interest accrued thereon) and the Warrants to initially purchase up to 1,070,719 ordinary shares of the Company issued to the Selling Shareholder.

If we cannot generate sufficient cash flow from operations to service our debt, we may need to, among other things, dispose of some or all of the collateral or issue equity to obtain necessary funds. We do not know whether we will be able to do any of this on a timely basis, on terms satisfactory to us, or at all. Our indebtedness could have important consequences, including:

●	our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes may be limited;

●	a portion of our cash flows from operations may be dedicated to the payment of principal and interest on the indebtedness and will not be available for other purposes, including operations, capital expenditures and future business opportunities;

●	our ability to adjust to changing market conditions may be limited and may place us at a competitive disadvantage compared to less-leveraged competitors, if such exist; and

●	we may be vulnerable during a downturn in general economic conditions or in our business, or may be unable to carry on capital spending that is important to our growth.

Even if we can raise additional funding, we may be required to do so on terms that are dilutive to you.

The capital markets have been unpredictable in the recent years. In addition, it is generally difficult for early stage companies to raise capital under current market conditions. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control. As a result, we may not be able to secure financing on terms attractive to us, or at all. If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs and may be dilutive to our current shareholders. If adequate funds are not available on acceptable terms, or at all, our business, including our results of operations, financial condition and our continued viability will be materially adversely affected.

20

RECENT FINANCINGS

The December 2023 Private Placement

December 2023 Securities Purchase Agreement

On December 7, 2023, the Company entered into the December 2023 Securities Purchase Agreement with the Selling Shareholder pursuant to which the Company sold an Initial Note in the original principal amount of $6,740,000 and the Warrants to initially purchase 1,070,719 ordinary shares of the Company, at a purchase price of $6,127,334.

On December 29, 2023, the Company completed its sale to the Selling Shareholder of the Initial Note and the Warrants pursuant to the December 2023 Securities Purchase Agreement. The gross proceeds from the sale of the Initial Note and the Warrants were $6,127,334, prior to deducting transaction fees and estimated expenses.

Subject to satisfaction (or waiver) of certain conditions, the Selling Shareholder has the right, but not the obligation, under the December 2023 Securities Purchase Agreement to purchase, and to require the Company to sell to the Selling Shareholder, such Additional Notes, in the same form of the Initial Note, up to the original principal amount of $18,000,000 at such additional closings. The Selling Shareholder may elect to effect such additional closings on or prior to the second anniversary of the earlier of (x) the first date on which this registration statement has been declared effective, or (y) the first date on which the securities registrable pursuant to the Registration Rights Agreement entered into on December 29, 2023 are eligible to be resold by the Selling Shareholder pursuant to Rule 144.

December 2023 Security and Pledge Agreement

The Company also entered into a security and pledge agreement (the “December 2023 Security and Pledge Agreement”), dated December 29, 2023, with the Selling Shareholder, Sonic Auspice and SonicHash US (the “Guarantor Subsidiaries”). The December 2023 Security and Pledge Agreement granted a security interest in favor of the Collateral Agent (as defined in the December 2023 Security and Pledge Agreement) for the benefit of the Selling Shareholder in all personal property and assets, whether now owned or thereafter acquired (including all crypto assets), with certain exceptions, of the Company and the Guarantor Subsidiaries and to perform the Company’s obligations under the December 2023 Securities Purchase Agreement, the December 2023 Notes, the December 2023 Security and Pledge Agreement and the other transaction documents.

December 2023 Guaranty

The Guarantor Subsidiaries also entered into a guaranty (the “December 2023 Guaranty”) dated December 29, 2023, with the Selling Shareholder, pursuant to which the Guarantor Subsidiaries agree to guaranty the Company’s obligations under the December 2023 Securities Purchase Agreement, the December 2023 Notes, the December 2023 Security and Pledge Agreement and the other transaction documents.

Initial Note

The Initial Note is convertible at an initial conversion price equal to $15.00 per ordinary share (the “Initial Note Conversion Price”), and includes anti-dilution adjustments in the event any ordinary shares or other equity or equity equivalent securities payable in ordinary shares are granted, issued or sold (or the Company enters into any agreement to grant, issue or sell), in each case, at a price less than the exercise price then in effect, which automatically decreases the Initial Note Conversion Price upon the occurrence of such event; provided, that the Initial Note Conversion Price may not be less than $0.7186 per ordinary shares. The holder of the Initial Note has the right to convert all or a portion of the Initial Note at any time after the date of issuance and prior to the maturity date, which is thirty-six month anniversary from the date of issuance.

21

The Initial Note has an interest of the greater of (i) thirteen and a half percent (13.5%) per annum and (ii) the sum of (A) the Prime Rate (as defined in the Note) in effect as of such date of determination and (B) five percent (5%) per annum; provided, that if such interest is being paid in ordinary shares, such interest shall recalculated in connection with such issuance of ordinary shares at a deemed rate of the greater of (i) sixteen percent (16%) per annum and (ii) the sum of (A) the Prime Rate in effect as of such date of determination and (B) seven and a half percent (7.5%) per annum. If an event of default continues, such interest rate shall be adjusted on each trading day in which an event of default is continuing to the sum of (x) the interest rate then in effect on such date of determination and (y) five percent (5.0%) per annum. The interest shall be paid in ordinary shares as long as there is no equity condition failure; provide that the Company may, at its option, pay interest in cash or in a combination of cash and ordinary shares.

The Company may redeem the Initial Note in whole, and not in part, at its option, at any time prior to the maturity date, for a cash purchase price of the aggregate principal amount of the Initial Note to be redeemed plus accrued and unpaid interest and late charges thereon (the “Initial Note Conversion Amount”) thereon at a redemption premium of 8% (or 15% if the redemption occurs six months after the date of issuance of the Initial Note) of the Initial Note Conversion Amount. If an event of default occurs, any holder of the Initial Note may require the Company to redeem all or any portion of the Initial Note at a redemption premium of 25% to the greater of (i) the Initial Note Conversion Amount, and (ii) the equity value of our ordinary shares underlying the Initial Note calculated using the greatest closing sale price of our ordinary shares on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date of such redemption.

The Initial Note includes restrictive covenants that, subject to specified exceptions, limit the ability of the Company and its subsidiaries to (a) incur debt or issue preferred shares or disqualified stock; (b) make (i) dividends and distributions, (ii) redemptions and repurchases of equity, (iii) investments and (iv) prepayments, redemptions and repurchases of subordinated debt; (c) incur liens; (d) make asset sales; and (e) enter into transactions with affiliates. In addition, the Company is required to maintain minimum unrestricted cash and cash equivalents of $600,000.

The Initial Note also includes customary events of default after which the holder of the Initial Note may accelerate the maturity of the Initial Note to become due and payable immediately; provided, however, that the Initial Note will be automatically accelerated upon certain events of bankruptcy, insolvency and reorganization involving the Company or any of its subsidiaries. Such events of default include: (i) failure to file the registration statement that registers the ordinary shares underlying the Initial Note and Warrants within 50 days from closing or failure to cause such registration statement effective within 155 days from closing, (ii) the lapse in effectiveness of such registration statement for five consecutive days or for more than an aggregate of ten days in any 365-day period, with certain exceptions, (iii) the suspension or threatened suspension from trading for five consecutive trading days, (iv) failure to cure a conversion failure or a delivery failure within five trading days, (v) failure to reserve the adequate number of our ordinary shares, for ten consecutive days, (vi) failure to pay any amount of principal, interest, late charges or other amounts when due under the Initial Note or any other transaction document, with certain exceptions, (vii) failure to remove any restrictive legend on the ordinary shares issued upon conversion of the Initial Note and such failure remains uncured for at least five days, (vii) any default under, redemption of or acceleration prior to maturity of at least an aggregate of $250,000 of indebtedness, (ix) certain events of bankruptcy, insolvency and reorganization involving the Company, (x) a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay, (xi) certain defaults by the Company or any of its subsidiaries with respect to indebtedness for borrowed money of at least $250,000, (xii) breach of any representations and warranties or covenants of any transaction documents, (xiii) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the equity conditions are satisfied, (B) there has been no equity conditions failure, or (C) as to whether any event of default has occurred, (xiv) any material adverse effect, (xv) any material provision of any transaction document ceases to be valid and binding on or enforceable against the Company or any Guarantor Subsidiaries or the Company, and (xvi) any material damage to the collateral, which causes the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any subsidiaries for more than 15 consecutive days.

22

Warrants

The Warrants have a ten-year and six month term and a $15.00 per share exercise price, and include anti-dilution adjustments in the event any ordinary shares or other equity or equity equivalent securities payable in ordinary shares are granted, issued or sold (or the Company enters into any agreement to grant, issue or sell), in each case, at a price less than the exercise price then in effect, which automatically decreases the exercise price of the Warrants upon the occurrence of such event, and increases the number of ordinary shares issuable upon exercise of the Warrants, such that the aggregate exercise price of all Warrants remains the same before and after any such dilutive event. The Warrants also provide for cashless exercise if the Warrants are not registered within 12 months after the closing. In addition, on September 30, 2024 (the “Reset Date”), if the VWAP of the ordinary shares on any trading day during the ten (10) trading day period ending, and including, the trading day immediately prior to the Reset Date (as adjusted for share splits, share dividends, share combinations, recapitalizations and similar events during such measuring period) (the “ Reset Price”) is less than the exercise price then in effect, the exercise price shall be automatically reduced to the Reset Price.

The May 2024 Private Placement

Exchange Agreement

On May 31, 2024, the Company entered into an Exchange Agreement with the Selling Shareholder pursuant to which the Company issued the Exchange Note in the principal amount of $2,000,000 (the “Exchange Note”) in exchange for the cancellation of 500,000 warrants initially issued and sold to the Selling Shareholder on October 21, 2022, as adjusted pursuant to the Reverse Share Split. In addition, the Company and the Selling Shareholder agreed that the Amortization Amount (as defined in the Initial Note) due on each of the initial six Amortization Dates (as defined in the Initial Note) to the Selling Shareholder shall be accelerated and paid by the Company, without any prepayment penalty.

On May 31, 2024, the Company completed its sale to the Selling Shareholder of the Exchange Note pursuant to the Exchange Agreement. The Company paid the abovementioned Amortization Amount due on each of the initial six Amortization Dates in an aggregate amount of $960,000 to the Selling Shareholder on the same date.

May 2024 Security and Pledge Agreement

The Company also entered into a security and pledge agreement (the “May 2024 Security and Pledge Agreement”), dated May 31, 2024, with the Selling Shareholder and the Guarantor Subsidiaries. The May 2024 Security and Pledge Agreement granted a security interest in favor of the Collateral Agent (as defined in the May 2024 Security and Pledge Agreement) for the benefit of the Selling Shareholder in all personal property and assets, whether now owned or thereafter acquired (including all crypto assets), with certain exceptions, of the Company and the Guarantor Subsidiaries and to perform the Company’s obligations under the Exchange Agreement, the Exchange Note, the May 2024 Security and Pledge Agreement and the other transaction documents.

May 2024 Guaranty

The Guarantor Subsidiaries also entered into a guaranty (the “May 2024 Guaranty”) dated May 31, 2024, with the Selling Shareholder, pursuant to which the Guarantor Subsidiaries agree to guaranty the Company’s obligations under the Exchange Agreement, the Exchange Note, the May 2024 Security and Pledge Agreement and the other transaction documents.

23

Exchange Note

The Exchange Note is convertible at a conversion price equal to the greater of (x) $0.76 and (y) 95% of (A) the lowest VWAP of the ordinary shares on any trading day during the five trading day period immediately prior to the applicable conversion date (the “Exchange Note Conversion Price”), and includes anti-dilution adjustments in the event of share subdivision or combination. The holder of the Exchange Note has the right to convert all or a portion of the Exchange Note at any time after the date of issuance and prior to the maturity date, which is the twenty-four month anniversary from the date of issuance.

The Exchange Note has an interest rate of ten percent (10%) per annum. If an event of default continues, such interest rate shall be adjusted on each trading day in which an event of default is continuing to the sum of (x) the interest rate then in effect on such date of determination and (y) five percent (5.0%) per annum.

The Company may redeem the Exchange Note in whole, and not in part, at its option, at any time prior to the maturity date, for a cash purchase price of the aggregate principal amount of the Exchange Note to be redeemed plus accrued and unpaid interest and late charges thereon (the “Exchange Note Conversion Amount”) at a redemption premium of 8% (or 15% if the redemption occurs six months after the date of issuance of the Exchange Note) of the Exchange Note Conversion Amount. If an event default occurs, any holder of the Exchange Note may require the Company to redeem all or any portion of the Exchange Note at a redemption premium of 25% of the greater of (i) the Exchange Note Conversion Amount, and (ii) the equity value of our common stock underlying the Exchange Note calculated using the greatest closing sale price of our common stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date of such redemption.

The Exchange Note includes restrictive covenants that, subject to specified exceptions, limit the ability of the Company and its subsidiaries to (a) incur debt or issue preferred shares or disqualified stock; (b) make (i) dividends and distributions, (ii) redemptions and repurchases of equity, (iii) investments and (iv) prepayments, redemptions and repurchases of subordinated debt; (c) incurring liens; (d) making asset sales; and (e) entering into transactions with affiliates.

The Exchange Note also includes customary events of default after which the holder of the Exchange Note may accelerate the maturity of the Exchange Note to become due and payable immediately; provided, however, that the Exchange Note will be automatically accelerated upon certain events of bankruptcy, insolvency and reorganization involving the Company or any of its subsidiaries. Such events of default include: (i) failure to file the registration statement that registers the ordinary shares underlying the Exchange Note and Warrants within 35 days from closing or failure to cause such registration statement effective within 125 days from closing, (ii) the lapse in effectiveness of such registration statement for five consecutive days or for more than an aggregate of ten days in any 365-day period, with certain exceptions, (iii) the suspension or threatened suspension from trading for five consecutive trading days, (iv) failure to cure a conversion failure or a delivery failure within five trading days, (v) failure to reserve the adequate number of our ordinary shares, for ten consecutive days, (vi) failure to pay any amount of principal, interest, late charges or other amounts when due under the Exchange Note or any other transaction document, with certain exceptions, (vii) failure to remove any restrictive legend on the ordinary shares issued upon conversion of the Exchange Note and such failure remains uncured for at least five days, (vii) any default under, redemption of or acceleration prior to maturity of at least an aggregate of $250,000 of indebtedness, (ix) certain events of bankruptcy, insolvency and reorganization involving the Company, (x) a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay, (xi) certain defaults by the Company or any of its subsidiaries with respect to indebtedness for borrowed money of at least $250,000, (xii) breach of any representations and warranties or covenants of any transaction documents, (xiii) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the equity conditions are satisfied, (B) there has been no equity conditions failure, or (C) as to whether any event of default has occurred, (xiv) any material adverse effect, (xv) any material provision of any transaction document ceases to be valid and binding on or enforceable against the Company or any guarantor subsidiary or the Company, and (xvi) any material damage to the collateral, which causes the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any subsidiary for more than 15 consecutive days.

24

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of June 30, 2023:

•	on an actual basis, as derived from our audited consolidated financial statements as of June 30, 2023, which are incorporated by reference into this prospectus;

•	on an as adjusted basis to give effect to (i) the issuance of 2,812,833 ordinary shares pursuant to certain securities purchase agreements with investors dated November 7, 2023 and November 9, 2023, respectively, (ii) the issuance of 13,169 ordinary shares pursuant to certain employment agreements on September 21, 2023, (iii) the issuance of 34,240 ordinary shares pursuant to certain employment agreements on December 13, 2023, (iv) the issuance of a total of 680,183 ordinary shares pursuant to the conversion of the convertible debenture in the original principal amount of $2,100,000 issued in November 2022 to the Selling Shareholder as of February 21, 2024, and the issuance of a total of 1,156,977 ordinary shares pursuant to the conversion of the warrants as of July 18, 2024; and

•	on an as further adjusted basis to give effect to the full issuance of the Shares pursuant to the December 2023 Securities Purchase Agreement and the Exchange Agreement.

You should read this table together with our 2023 Annual Report and our financial statements and related notes included in our 2023 Annual Report, incorporated by reference herein.

	As of June 30, 2023
	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
	US$	US$	US$
Shareholders’ equity
Ordinary shares, $0.30 par value, 10,000,000 shares authorized, 3,381,092 shares issued and outstanding, actual, and 8,065,325 shares issued and outstanding, pro forma as adjusted, and 63,745,267 shares issued and outstanding, pro forma as further adjusted	$1,014,328	$2,419,598	$19,123,581
Additional paid-in capital	$73,446,519	$79,982,981	$103,498,653
Deferred share compensation	$-	$-	$-
Statutory reserves	$-	$-	$-
Accumulated deficit	$(64,199,776)	$(64,199,776)	$(64,199,776)
Accumulated other comprehensive income	$-	$-	$-
Total shareholders’ equity	$10,261,071	$18,202,803	$58,422,457
Total liabilities and shareholders’ equity	$13,335,828	$21,277,560	$65,371,494

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DILUTION

The following table sets forth the estimated net tangible book value per share after this offering and the dilution to persons purchasing share of our ordinary shares in this offering, assuming issuance of the maximum number of ordinary shares issuable under the Notes and the Warrants.

Maximum Offering
(US$)
Assumed public offering price(1)	$5.00
Net tangible book value per share before this offering	$2.26
Decrease per share attributable to payments by new investors	$(1.34)
Pro forma net tangible book value per share after this offering	$0.92
Dilution per share to new investors	$4.08

(1) The Initial Note is convertible at an initial conversion price equal to $15.00 per ordinary share. The Warrants are exercisable at an exercise price of $15.00 per ordinary share. The Exchange Note is convertible at a conversion price equal to the greater of (x) $0.76 and (y) 95% of (A) the lowest VWAP of the ordinary shares on any trading day during the five (5) trading day period immediately prior to the applicable conversion date. Because the Notes and the Warrants likely will be converted or exercised only at times when it is economically beneficial for the holder to do so, for purpose of calculating potential dilution to the investors who purchase ordinary shares in the offering, we assume that the market price at the time of conversion or exercise is $5.00 per share and that the Selling Shareholder offers and sells the Shares at $5.00 per share.

The following table summarizes as of June 30, 2023, on a pro forma basis, as described above, the number of ordinary shares, the total consideration, and the average price per share (1) paid to us by our existing shareholders, (2) issued to investors, assuming issuance of the maximum number of ordinary shares issuable under the Notes and the Warrants, before deducting estimated offering expenses payable by us:

	Ordinary Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount (US$)	Percent	Per Share (US$)
Existing shareholders	8,065,325	12.65%	$82,402,579	67.20%	$10.22
New investors	55,679,942	87.35%	$40,219,654	32.80%	$0.72
Total	63,745,267	100.00%	$122,622,233	100.00%	$1.92

(1) This is the aggregate of (i) the gross proceeds of the Initial Note in the amount of $6,127,334, (ii) the assumed gross proceeds of the Additional Notes in the amount of $16,363,800, and (iii) the estimated gross proceeds from the exercise of the Warrants in the amount of $17,728,520, assuming the Warrants holder purchases 3,545,704 ordinary shares at the Reset Price of $5.00 per share.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Shareholder. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the Selling Shareholder. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised. We cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Shareholder will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

Amount of Proceeds from Sale of the Initial Note

The Company has sold the Initial Note in an aggregate of a principal amount of $6,740,000 and the Warrants to initially purchase 1,070,719 ordinary shares of the Company, at a purchase price of $6,127,334.

Interest Payments(1)	$1,078,400
Redemption Premium(2)	$1,011,000
Total:	$2,089,400

(1)	The Initial Note has an interest of the greater of (i) thirteen and a half percent (13.5%) per annum and (ii) the sum of (A) the Prime Rate in effect as of such date of determination and (B) five percent (5%) per annum; provided, that if such interest is being paid in ordinary shares, such interest shall recalculated in connection with such issuance of ordinary shares at a deemed rate of the greater of (i) sixteen percent (16%) per annum and (ii) the sum of (A) the Prime Rate in effect as of such date of determination and (B) seven and a half percent (7.5%) per annum. If an event of default continues, such interest rate shall be adjusted on each trading day in which an event of default is continuing to the sum of (x) the interest rate then in effect on such date of determination and (y) five percent (5.0%) per annum. This table has assumed that there is no event of default.

(2)	We are required to pay a redemption premium in several circumstances. If the Company (i) redeems the Initial Note during the first six months following the issuance date, the redemption premium is 8% of the Initial Note Conversion Amount being redeemed; (ii) redeems the Initial Note after the first six months following the issuance date, the redemption premium is 15% of the Initial Note Conversion Amount being redeemed; and (iii) conducts subsequent financing, the holder of the Initial Note may require the Company to redeem the portion of the outstanding value of the Note in cash at a price equal to the subsequent placement amount at a 10% premium. In case of an event of default, the holder of the Initial Note may require the Company to redeem all or any portion of the Initial Note at a redemption premium of 25% to the greater of (i) the Initial Note Conversion Amount, and (ii) the equity value of our ordinary shares underlying the Initial Note calculated using the greatest closing sale price of our ordinary shares on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date of such redemption. This table has assumed that there is no event of default.

The following sets forth the gross proceeds paid or payable to us in connection with our issuance of the Initial Note, all payments that have been made or that may be required to be made by us in connection with the issuance of the Initial Note, our resulting net proceeds and the combined total possible profit to be realized as a result of any conversion discounts regarding the Conversion Shares.

Gross proceeds to the Company	$6,127,334

All payments that have been made or that may be required to be made by the Company to the Selling Shareholder of the Initial Note	$2,089,400

Net proceeds to the Company if we make all such payments to the Selling Shareholder	$4,037,934

All payments that have been made or that may be required to be made by the Company to the Selling Shareholder of the Initial Note as a percentage of net proceeds	51.74%

The combined total possible profit to be realized as a result of any conversion discounts regarding the Note Shares(1)	$-

The combined total possible profit to be realized as a result of any conversion discounts regarding the Note Shares as a percentage of net proceeds	-%

(1)	The actual profit as a result of the conversion discount cannot be calculated until conversion as the conversion price depends on market conditions at and before conversion, and it may be significantly greater.

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SELLING SHAREHOLDER

The ordinary shares being offered by the Selling Shareholder are those issuable to the Selling Shareholder upon conversion of the Notes and exercise of the Warrants. For additional information regarding the issuance of the Notes and the Warrants, see “Recent Financings - The December 2023 Private Placement” and “Recent Financings - The May 2024 Private Placement” above. We are registering the ordinary shares in order to permit the Selling Shareholder to offer the Shares for resale from time to time. Except for the ownership of the Notes and the Warrants issued pursuant to the December 2023 Securities Purchase Agreement and the Exchange Agreement, and the transfer of certain membership interest in Sonic Auspice, the Selling Shareholder has not had any material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the ordinary shares held by the Selling Shareholder. Generally, a person “beneficially owns” the ordinary shares as of a date if the person has or shares with others the right to vote those shares or to dispose of them on that date, or if the person has the right to acquire voting or disposition rights within 60 days of that date.

The second column lists the number of ordinary shares beneficially owned by the Selling Shareholder, based on its ownership of ordinary shares, the Notes and Warrants, as of August 2, 2024, assuming conversion of the Notes and exercise of the Warrants held by the Selling Shareholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the ordinary shares being offered by this prospectus by the Selling Shareholder and does not take in account any limitations on (i) conversion of the Notes set forth therein or (ii) exercise of the Warrants set forth therein.

In accordance with the terms of a registration rights agreement (the “Registration Rights Agreement”) with the holder of the December 2023 Notes and the Warrants, this prospectus generally covers the resale of the sum of (i) 100% of the maximum number of ordinary shares issued or issuable pursuant to the December 2023 Notes, including payment of interest on the December 2023 Notes through the third anniversary of December 29, 2023, and (ii) 116% of the maximum number of ordinary shares issued or issuable upon exercise of the Warrants, in each case, determined as if the outstanding December 2023 Notes (including interest on the December 2023 Notes through the third anniversary of December 29, 2023) and Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at the $0.7186 floor price of the December 2023 Notes or the exercise price of the Warrants then in effect (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. This prospectus also covers the resale of 100% of the maximum number of ordinary shares issued or issuable pursuant to the Exchange Note, including payment of interest on the Exchange Note through the second anniversary of May 31, 2024. Because the conversion price and alternate conversion price of the December 2023 Notes and the Exchange Note and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of Shares being offered by this prospectus.

The fourth column assumes the sale of all of the Shares offered by the Selling Shareholder pursuant to this prospectus.

Under the terms of the Notes and the Warrants, the Selling Shareholder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) the Selling Shareholder or any of its affiliates would beneficially own a number of shares of our ordinary shares which would exceed 4.99% of the outstanding shares of the Company (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The Selling Shareholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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	Ordinary Shares Owned Prior to Offering(1)			Maximum Number of Ordinary Shares to be Sold		Ordinary Shares Owned After Offering(4)
	Shares		Percent			Shares	Percent
ATW Digital Asset Opportunities LLC(5)	423,597	(2)	4.99%	55,679,942	(3)	104,000	0.16%

(1)	Applicable percentage ownership is based on 8,065,325 shares of our ordinary shares outstanding as of August 2, 2024, and based on 63,745,267 shares of our ordinary shares outstanding after the offering.

(2)	This column lists the number of ordinary shares beneficially owned by the Selling Shareholder as of August 2, 2024 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of August 2, 2024, the Selling Shareholder would beneficially own an aggregate of up to 55,679,942 shares of our ordinary shares, consisting of (i) up to 11,904,258 ordinary shares underlying the outstanding Initial Note held by the Selling Shareholder, after the payment of the Amortization Amount (as defined in the Initial Note) due on each of the initial six Amortization Dates (as defined in the Initial Note) for the Initial Note, converted at the floor price of $0.7186 per share, subject to adjustment for share splits, share dividends, share combinations, recapitalizations or other similar events, all of which shares are being registered for resale under this prospectus, (ii) up to 37,072,085 ordinary shares underlying the Additional Notes issuable pursuant to the December 2023 Securities Purchase Agreement after the effective date of this registration statement, converted at the floor price of $0.7186 per share, subject to adjustment for share splits, share dividends, share combinations, recapitalizations or other similar events, all of which shares are being registered for resale under this prospectus, (iii) up to 3,545,704 ordinary shares underlying the Warrants held by the Selling Shareholder, currently exercisable at an exercise price of $15.00, and (iv) up to 3,157,895 ordinary shares issuable upon the conversion of the Exchange Note.

(3)	In accordance with the terms of the Registration Rights Agreement with the Selling Shareholder, for purposes of the calculations of ordinary shares to be sold by the Selling Shareholder pursuant to the prospectus we are assuming (i) the Additional Notes in the original principal amount of $18,000,000 have been issued pursuant to the December 2023 Securities Purchase Agreement, (ii) interest has accrued on the Initial Note and Additional Notes through the three-year maturity date and is paid in ordinary shares, at an interest rate of 16% per annum, (iii) an event of default under the Initial Note and Additional Notes has not occurred, (iv) the Initial Note and Additional Notes are each converted in full at the floor price of $0.7186 per share without regard to any limitations set forth therein, (v) the exercise of 116% of the ordinary shares underlying the Warrant at an exercise price of $15.00, without regard to any limitations set forth therein, (vi) the warrant number of the Warrant shall automatically increase on the closing date of the Additional Notes to such aggregate number of ordinary shares equal to 60% of the quotient of (a) the aggregate principal amount of the Additional Notes, divided by (b) the additional share price of $5.44, subject to adjustment for share splits, share dividends, share combinations, recapitalizations or other similar events, in each case solely for the purpose of such calculation, and (vii) interest has accrued on the Exchange Note through the two-year maturity date and is paid in ordinary shares, at an interest rate of 10% per annum, (viii) an event of default under the Exchange Note has not occurred, (ix) the Exchange Note is converted in full at the floor price of $0.76 per share without regard to any limitations set forth therein

(4)	Represents the amount of shares that will be held by the Selling Shareholder after completion of this offering based on the assumptions that (a) all ordinary shares underlying the Notes and Warrants registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other shares of ordinary shares are acquired or sold by the Selling Shareholder prior to completion of this offering. However, the Selling Shareholder is not obligated to sell all or any portion of the Shares offered pursuant to this prospectus.

(5)	ATW Digital Asset Opportunities LLC (“ATW Digital”) is a wholly owned special purpose vehicle of ATW Opportunities Master Fund II, L.P. (the “Fund”). ATW Partners Opportunities Management, LLC serves as the investment manager to the Fund (the “Adviser”). The Fund and the Adviser may be deemed to have shared voting and dispositive power with respect to the ordinary shares held by ATW Digital and may be deemed to be the beneficial owner of these shares. Kerry Propper and Antonio Ruiz-Gimenez serve as the managing members of the Adviser (the “Managing Members”). The Managing Members, in their capacity as Managing Members of the Adviser, may also be deemed to have investment discretion and voting power over the ordinary shares held by ATW Digital. The Fund, the Adviser and the Managing Members each disclaim any beneficial ownership of such ordinary shares. The address of the Selling Shareholder is c/o ATW Partners Opportunities Management, LLC One Penn Plaza, Floor 48, Suite 4810, New York, NY 10119.

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PLAN OF DISTRIBUTION

We are registering the ordinary shares issuable upon conversion of the Notes and exercise of the Warrants to permit the resale of these ordinary shares by the Selling Shareholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the ordinary shares, although we will receive the exercise price of any warrants not exercised by the Selling Shareholder on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The Selling Shareholder may sell all or a portion of the ordinary shares held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

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The Selling Shareholder may also sell ordinary shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.

In addition, the Selling Shareholder may transfer the ordinary shares by other means not described in this prospectus. If the Selling Shareholder effects such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the ordinary shares for whom it may act as agent or to whom it may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

In connection with sales of the ordinary shares or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The Selling Shareholder may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholder may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The Selling Shareholder may pledge or grant a security interest in some or all of the Notes, Warrants or ordinary shares owned by the Selling Shareholder and, if the Selling Shareholder defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholder to include the pledgee, transferee or other successors in interest as Selling Shareholder under this prospectus. The Selling Shareholder also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholder and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

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At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that the Selling Shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares pursuant to the related registration rights agreement or provisions, estimated to be $50,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholder against liabilities, including some liabilities under the Securities Act in accordance with the related registration rights agreement or provisions or the Selling Shareholder will be entitled to contribution. We may be indemnified by the Selling Shareholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement or provisions or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

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TAXATION

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Shares, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of the shares or on an instrument of transfer in respect of a share, except that stamp duty will be payable on an instrument of transfer if it is executed in, or an original copy is brought into, the Cayman Islands.

United States Federal Income Tax Considerations

Information regarding United States Federal Income Tax Considerations is set forth under the heading “10.E. Taxation - United States Federal Income Tax Considerations” in our 2023 Annual Report, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act.

EXPENSES

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$13,399.12
Legal fees and expenses	$25,000
Accounting fees and expenses	$8,000
Miscellaneous	$3,600
Total	$49,999.12

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MATERIAL CHANGES

Except as otherwise described in our 2023 Annual Report, in our Reports on Form 6-K furnished under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since June 30, 2023.

LEGAL MATTERS

We are being represented by Ortoli Rosenstadt LLP with respect to certain legal matters as to United States federal securities and New York State law. The legality and validity of the securities offered from time to time under this prospectus under the laws of the Cayman Islands was passed upon by Mourant Ozannes (Cayman) LLP. Ortoli Rosenstadt LLP may rely upon Mourant Ozannes (Cayman) LLP with respect to matters governed by Cayman Islands law.

If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements for the years ended June 30, 2023, 2022 and 2021, incorporated by reference in this prospectus have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

INTERESTS OF EXPERTS AND COUNSEL

No named expert of or counselor to us was employed on a contingent basis, or owns an amount of our shares (or those of our subsidiaries) which is material to that person, or has a material, direct or indirect economic interest in us or that depends on the success of the offering.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands entity, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located in the United States. However, some of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce against them, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Mourant Ozannes (Cayman) LLP, our counsel as to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Mourant Ozannes (Cayman) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment in personam obtained in such jurisdiction may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a competent foreign court with jurisdiction to give the judgment, (b) imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation), (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty; (e) has not been obtained by fraud; and (f) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, it, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

●	our annual report on Form 20-F for the fiscal year ended June 30, 2023, filed with the SEC on October 31, 2023;
●	our reports of foreign private issuer on Form 6-K, furnished to the SEC on November 22, 2023, December 1, 2023, December 8, 2023, December 12, 2023, December 29, 2023, January 2, 2024, January 2, 2024, January 26, 2024, February 6, 2024, February 12, 2024, February 23, 2024, February 26, 2024, April 19, 2024, April 26, 2024, May 31, 2024, June 12, 2024 and June 27, 2024;
●	the description of our ordinary shares contained in our registration statement on Form 8-A, filed with the SEC on April 2, 2019, and any amendment or report filed for the purpose of updating such description;
●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and
●	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Any statement contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes that statement. The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those document unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Bit Origin Ltd

27F, Samsung Hub

3 Church Street Singapore 049483

347-556-4747

ir@bitorigin.io

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which the Company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Item 9.	Exhibits

The following exhibits are attached hereto:

Exhibit Number	Title
1.1*	Amended and Restated Memorandum and Articles of Association
4.1	Form of Senior Secured Convertible Note (Incorporated herein by reference to Exhibit 4.1 from the Form 6-K filed with the SEC on December 12, 2023)
4.2	Form of Warrant to Purchase Ordinary Shares (Incorporated herein by reference to Exhibit 4.2 from the Form 6-K filed with the SEC on December 12, 2023)
4.3	Form of Senior Secured Convertible Note in the Principal Amount of $2,000,000 (Incorporated herein by reference to Exhibit 4.1 from the Form 6-K filed with the SEC on May 31, 2024)
5.1*	Opinion of Mourant Ozannes (Cayman) LLP, Cayman Islands counsel of the Company, regarding the validity of the ordinary shares being registered
10.1	Form of Securities Purchase Agreement (Incorporated herein by reference to Exhibit 10.1 from the Form 6-K filed with the SEC on December 12, 2023)
10.2	Form of Registration Rights Agreement (Incorporated herein by reference to Exhibit 10.2 from the Form 6-K filed with the SEC on December 12, 2023)
10.3	Form of Security and Pledge Agreement (Incorporated herein by reference to Exhibit 10.3 from the Form 6-K filed with the SEC on December 12, 2023)
10.4	Form of Guaranty (Incorporated herein by reference to Exhibit 10.4 from the Form 6-K filed with the SEC on December 12, 2023)
10.5	Form of Exchange Agreement (Incorporated herein by reference to Exhibit 10.1 from the Form 6-K filed with the SEC on May 31, 2024)
10.6	Form of Security and Pledge Agreement (Incorporated herein by reference to Exhibit 10.2 from the Form 6-K filed with the SEC on May 31, 2024)
10.7	Form of Guaranty (Incorporated herein by reference to Exhibit 10.3 from the Form 6-K filed with the SEC on May 31, 2024)
23.1*	Consent of WWC, P.C.
23.2*	Consent of Mourant Ozannes (Cayman) LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page)
107*	Filing Fee Table

*Filed herewith

Item 10.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	If any provision or arrangement exists whereby the Registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or the underwriting agreement contains a provision whereby the Registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, and the benefits of such indemnification are not waived by such persons, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on August 13, 2024.

Bit Origin Ltd

Date: August 13, 2024	By:	/s/ Jinghai Jiang
Jinghai Jiang
Chief Executive Officer, Chief Operating Officer, Chairman of the Board and Director (Principal Executive Officer and Principal Financial and Accounting Officer)

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jinghai Jiang	Chairman of the Board and Chief Executive Officer	August 13, 2024
Jinghai Jiang	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Mei Yeung	Director	August 13, 2024
Mei Yeung

/s/ Siyuan Zhuang	Director	August 13, 2024
Siyuan Zhuang

/s/ Xiaping Cao	Director	August 13, 2024
Xiaping Cao

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-3, in the City of New York, New York, on August 13, 2024.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.